Exhibit 99.2

FOR IMMEDIATE RELEASE
Friday, October 22, 2004
7:30 AM CDT

BELO’S MONTHLY REVENUE AND STATISTICAL REPORT
SEPTEMBER 2004

     DALLAS — Belo Corp. (NYSE: BLC) issued today its statistical report for the month of September. Newspaper Group revenues increased 5.9 percent for the month of September with a 6.4 percent increase in advertising revenue. Including online revenue, Newspaper Group total revenue would have increased approximately 6.4 percent, with an increase of 2.6 percent at The Dallas Morning News, an increase of 3.1 percent at The Providence Journal, and an increase of 24.3 percent at The Press-Enterprise in Riverside. Television Group revenues increased 3.2 percent with a 3.1 percent increase in spot revenue. Political revenues were $6.4 million in September 2004 compared with $2.8 million in September 2003.

September Newspaper Linage

     At The Dallas Morning News, total revenue increased 2.2 percent in September with a 1.3 percent increase in advertising revenue. Retail full-run ROP revenue decreased 7.9 percent with increases in the computers and sporting goods categories more than offset by decreases in the department stores and grocery categories. Retail full-run ROP linage increased 1.4 percent. General full-run ROP revenue increased 10.8 percent led by a significant increase in the telecom category. General full-run ROP volume increased 9.6 percent. Classified revenue decreased 6.5 percent versus last year with an 8.5 percent decrease in volume. Including online revenue, classified revenue decreased approximately 4.9 percent with increases in classified employment and real estate revenues of approximately 7.7 percent and 7.5 percent, respectively, and a decrease of approximately 20.3 percent in classified automotive revenue.

     At The Providence Journal, total revenue increased 2.3 percent in September with a 2.7 percent increase in advertising revenue. Total full-run ROP linage decreased 5.7 percent.

- more -

Belo Monthly Revenue and
Statistical Report September 2004
Page Two

General volume increased 15.5 percent, while classified and retail volume decreased 0.4 percent and 10.7 percent, respectively.

About Belo

     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,900 employees and $1.4 billion in annual revenues, Belo operates media franchises in some of America’s most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic. Belo owns 19 television stations (six in the top 15 markets); owns or operates seven cable news channels; and manages one television station through a local marketing agreement. Belo’s daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo operates more than 30 Web sites, several interactive alliances and a broad range of Internet-based products. Additional information, including earnings releases and corporate communications, is available online at www.belo.com. For more information contact Carey Hendrickson, vice president/Investor Relations, at 214-977-6626.

     Statements in this communication concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, commitments, or other financial or operating items and other statements that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

     Such risks, uncertainties and other factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; the current audit by the Audit Bureau of Circulations of The Dallas Morning News’ circulation; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K.

Belo
Monthly Revenue and Statistics
September 2004

Revenue:
(Dollars in thousands)

	September			YTD
	2004	2003	Change	2004	2003	Change
Total Television Group Revenue	60,848	58,956	3.2%	510,681	474,144	7.7%
Total Newspaper Group Revenue	63,936	60,350	5.9%	569,935	542,443	5.1%

The Dallas Morning News

Linage (Note 1 & 2):

	September			YTD
	2004	2003	Change	2004	2003	Change
Number of Sundays	4	4	—	39	39	—
FULL RUN ROP
(Measured in six-column SAU inches)
Retail	72,013	70,996	1.4%	663,200	663,989	-0.1%
General	24,428	22,287	9.6%	205,816	200,354	2.7%
Classified	117,408	128,298	-8.5%	1,066,706	1,138,061	-6.3%

TOTAL	213,849	221,581	-3.5%	1,935,722	2,002,404	-3.3%

Note 1: Certain amounts have been reclassified to conform to the current year presentation.

Note 2: Linage is for The Dallas Morning News newspaper only. Linage for the Denton Record-Chronicle, al dia, and Quick is not included due to the difference in their circulation versus The Dallas Morning News.

The Providence Journal

Linage:

	September			YTD
	2004	2003	Change	2004	2003	Change
Number of Sundays	4	4	—	39	39	—
FULL RUN ROP
(Measured in six-column SAU inches)
Retail	52,795	59,130	-10.7%	490,784	510,063	-3.8%
General	4,604	3,986	15.5%	44,403	32,608	36.2%
Classified	40,642	40,807	-0.4%	352,398	324,304	8.7%

TOTAL	98,041	103,923	-5.7%	887,585	866,975	2.4%

Source: Internal Records